EXHIBIT 10.8

FORM OF

OTTAWA SAVINGS BANK

CHANGE IN CONTROL SEVERANCE PLAN

Section 1 PLAN PURPOSE. The purpose of the Ottawa Savings Bank Change in Control Severance Plan is to assure for Ottawa Savings Bank the continued services of Bank employees in the event of a Change in Control of Ottawa Savings Bancorp, Inc. or the Bank. The benefits contemplated by the Plan recognize the value of the services and contributions of Eligible Employees and seek to minimize the adverse effects upon the Bank of uncertainties regarding continued employment, reduced employee benefits, management changes and relocations that may arise in the event of a Change in Control. The Board of Directors of the Bank further believes that the Plan will aid the Bank in attracting and retaining the highly qualified employees essential to its continued success.

Section 2 DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any parent or subsidiary corporation affiliated with the Bank.

(b)	“Annual Compensation” means [REGULAR BASE SALARY OR TOTAL HOURLY WAGES PAID DURING THE MOST RECENT 12 MONTHS ENDED AS OF THE DATE OF TERMINATION OF EMPLOYMENT, WHICH IS INCLUDIBLE IN THE GROSS INCOME OF THE ELIGIBLE EMPLOYEE FOR FEDERAL INCOME TAX PURPOSES. ANNUAL COMPENSATION SHALL EXCLUDE OVERTIME, BONUSES, PREMIUMS, INCENTIVE COMPENSATION IN ANY FORM, TRAVEL AND SIMILAR BUSINESS EXPENSES OR ALLOWANCE AND ANY OTHER SPECIAL PAYMENTS.]

(c)	“Bank” means Ottawa Savings Bank, or any successor thereto.

(d)	“Change in Control” means any of the following:

(i)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this Section 2(d) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(iv)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

A Change in Control shall not occur as a result of a mutual holding company reorganization or second-step conversion of the Bank from the mutual to the stock form of ownership.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Company” means Ottawa Savings Bancorp, Inc. or any successor thereto.

(g)	“Comparable Position” means a position which:

(i)	requires skills and knowledge similar to that required for the Eligible Employee’s position immediately prior to a Change in Control; or

(ii)	involves a work schedule that is substantially similar to that followed by the Eligible Employee immediately prior to a Change in Control.

A position shall not fail to be a “Comparable Position,” solely because it results in a change in the Eligible Employee’s (A) title, (B) supervisory authority or (C) reporting responsibilities in connection with a Change in Control.

(h)	“Disqualified Individual” has the same meaning as such term is defined in Section 280G of the Code and applicable regulations issued thereunder.

(i)	“Eligible Employee” means any Employee of the Bank or an Affiliate who has been employed by the Bank for at least [ ] as of the date of a Change in Control and whose employment status, within [ ] following a change in control, is affected in any one of the following ways without prior consent:

(i)	The Eligible Employee is involuntarily terminated by the Company, the Bank or an Affiliate for any reason other than Just Cause.

(ii)	The Eligible Employee voluntarily terminates employment following a relocation of employment to a work site that is more than miles from its location immediately prior to the Change in Control.

(iii)	The Eligible Employee voluntarily terminates employment due to a reduction in base salary below the amount being paid immediately prior to the Change in Control.

(iv)	The Eligible Employee voluntarily terminates employment due to a failure by the Company or an Affiliate to offer or employ the Eligible Employee in a Comparable Position.

(j)	“Employee” means any person who has been employed by the Bank or any Affiliate for at least [ ] days, on a full-time salaried basis, immediately prior to the Change in Control, excluding any person who is covered by an employment contract, change in control or severance agreement with the Bank or any Affiliate.

(k)	“Excess Parachute Payment” has the same meaning as such term is defined in Section 280G of the Code and applicable regulations issued thereunder.

(l)	“Just Cause,” with respect to termination of employment, means an act or acts of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, acts or omissions shall be measured against standards generally prevailing in the banking industry, as determined by the Board of Directors of the Bank or the Company, as appropriate.

(m)	“Key Employee” has the same meaning as such term is defined in Section 416(i) of the Code, without regard to paragraph (5) thereof, and applicable regulations issued thereunder.

(n)	“Leave of Absence” means solely for Plan purposes, the taking of an authorized or approved leave of absence under the provisions of (i) the Family and Medical Leave Act (“FMLA”), (ii) any state law providing quantitatively similar benefits to the FMLA, or (iii) an authorized leave policy of the Bank or an Affiliate.

(o)	“Plan” means this Ottawa Savings Bank Change in Control Severance Plan, as may be amended from time to time.

(p)	“Year of Service” means each consecutive 12 month period, beginning with an employee’s date of hire and continuing through a termination of employment, in which an Employee is credited with at least one hour of service in each month. The taking of a Leave of Absence shall be counted toward a Year of Service if such time period would otherwise qualify toward completion of a Year of Service for purposes of the Plan. For purposes of determining a severance benefit under this Plan, partial years will be rounded up to the nearest whole Year of Service.

Section 3 SEVERANCE BENEFIT TO ELIGIBLE EMPLOYEES.

(a)	Each Eligible Employee shall be entitled to receive a severance benefit equal to [ONE-TWELFTH (1/12) OF HIS OR HER ANNUAL COMPENSATION FOR EACH YEAR OF SERVICE WITH THE BANK OR AN AFFILIATE. NOTWITHSTANDING THE FOREGOING, AN ELIGIBLE EMPLOYEE SHALL BE ENTITLED TO A MAXIMUM SEVERANCE BENEFIT EQUAL TO ]

(b)	All severance payments shall be made in a single lump sum payment, payable within ten (10) days of the Eligible Employee’s termination of employment; provided that, no severance payment shall be made to an Eligible Employee who is also a Key Employee before the date that is six (6) months after the date of the Key Employee’s termination of employment.

(c)	Notwithstanding anything in the Plan to the contrary, if all or a portion of a severance benefit payment to an Eligible Employee who is a Disqualified Individual is considered an Excess Parachute Payment under Section 280G of the Code, the payment shall be reduced to the maximum amount that does not constitute an Excess Parachute Payment.

(d)	The Eligible Employee shall not be required to mitigate damages in relation to a severance benefit by seeking other employment or otherwise, nor shall the amount of a severance benefit be reduced by any compensation earned by the Eligible Employee as a result of employment obtained after termination of employment hereunder.

Section 4 WRITTEN ACKNOWLEDGMENT. As a condition to receiving any payments pursuant to Section 3 of this Plan, the Eligible Employee shall deliver to the Bank or any applicable Affiliate on the date of his or her employment termination a written Acknowledgment signed by the Eligible Employee stating (i) that the severance payment to be made to the Eligible Employee pursuant to Section 3 above is in full and complete satisfaction of all liabilities and obligations of the Bank and its Affiliates, directors, officers, employees and agents, except for any tax-qualified plan benefits that may be due and owing and except for any liabilities or obligations that may be required by law, and (ii) that the Bank or any Affiliate shall not have any other liabilities or obligations to the Eligible Employee relating to the Eligible Employee’s employment by the Bank or any Affiliate.

Section 5 LEGAL FEES AND EXPENSES. All reasonable legal fees and other expenses paid or incurred by a party hereto pursuant to any dispute or question of interpretation relating to this Plan shall be paid or reimbursed by the prevailing party in any legal judgment, arbitration or settlement.

Section 6 REQUIRED PROVISIONS.

(a)

The Bank or any of its Affiliates may terminate an Employee’s employment at any time, but any termination by the Bank or any of its Affiliates, other than termination for Just Cause, shall not prejudice that employee’s right to compensation under this Plan. An

Employee shall not have the right to receive compensation for any period after termination for Just Cause as defined in Section 2(l) of this Plan.

(b)	If an Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)	If an Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)	All obligations of the Bank under this Plan shall be terminated, except to the extent it is determined that the Plan’s continuation is necessary for the continued operation of the institution: (i) by the Bank’s appropriate federal banking agency as defined at 12 U.S.C. Section 1813(g) or by the Federal Deposit Insurance Corporation (FDIC), at the time of entry into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Bank’s appropriate federal banking agency as defined at 12. U.S.C. Section 1813(g), at the time such agency approves a supervisory merger to resolve problems related to the operation of the Bank, or when the Bank is determined by the agency to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)	Any payments made pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

Section 7 ADMINISTRATIVE PROVISIONS.

(a)

The administrator of the Plan shall be under the supervision of the Board of Directors of the Bank or a committee appointed by the Board of Directors of the Bank (the “Board”). It shall be a principal duty of the Board to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan and without discrimination among Eligible Employees. The Board will have full power to administer the Plan in all of its details; provided, however, that the Board remains subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). For this purpose, the Board’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided for by this Plan: (i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan; (ii) to interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan; to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; (iv) to compute the amount of severance benefits payable to any Eligible Employee or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid; (v) to authorize severance benefits; (vi) to appoint such agents, counsel, accountants, consultants and actuaries as may be required to assist in administering the Plan; and (vii) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA, if applicable.

(b)	The Board will be a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.

Section 8 CLAIMS AND REVIEW PROCEDURES.

(a)	If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Board. If any such claim is wholly or partially denied, the Board will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain: (i) specific reasons for the denial; (ii) specific references to pertinent Plan provisions; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) information as to the steps to be taken if the claimant wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Board (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to the claimant within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and the claimant may request a review of the claim.

(b)

Within 60 days after the date on which a claimant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) the claimant (or his duly authorized representative) may (i) file a written request with the Board for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Board. The Board will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Board (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Board to hold a hearing, and if written notice of such extension and circumstances is given to the claimant within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.

Section 9 GOVERNING LAW. To the extent not pre-empted by federal law, this Plan shall be governed by the laws of the State of Illinois.

Section 10 TERMINATION OR AMENDMENT. This Plan may be amended or terminated at any time prior to a Change in Control, in the full discretion of the Board of Directors of the Bank. This plan may not be terminated or amended at the time of or following a Change in Control.

Section 11 MISCELLANEOUS

(a)	Notwithstanding any contrary provision herein, in the case of any assets set aside (directly or indirectly) in a trust (or other arrangement as provided under regulations issued by the Department of the Treasury) for purposes of paying deferred compensation under this Plan, no such assets (or trust) shall ever be located or transferred outside the United States.

(b)	No acceleration of the time or schedule of any distribution or payment under this Plan shall be permitted, except to the extent provided in regulations or other guidance issued by the Department of the Treasury under Code Section 409A.

(c)	Notwithstanding any contrary provision herein, no transfer of assets shall be made under or in connection with the Plan, or any compensation deferred under the Plan, that would result in such assets becoming restricted to the provision of benefits under the Plan in connection with a change in the Bank’s financial health, as provided under Code Section 409A and the regulations or other guidance issued by the Department of the Treasury thereunder.

Section 12 COMPLIANCE WITH SECTION 409A OF THE CODE.

The Bank intends that this Plan comply with the provisions of Section 409A of the Code, and the Department of Treasury regulations and other guidance promulgated thereunder. This Plan shall be administered in a manner that will comply with Section 409A of the Code. Any provision of this Plan that is not in compliance with Section 409A shall have no force and effect, and no action shall be taken with respect to this Plan that would violate any provision of Section 409A.

Having been duly adopted by the Board of Directors of the Bank, this Plan is executed by a duly authorized officer of the Bank on this              day of                         , 2005.

ATTEST:	OTTAWA SAVINGS BANK

By:
For the Entire Board of Directors